Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL REPORTS 2023 THIRD-QUARTER
AND NINE-MONTH YEAR-TO-DATE RESULTS;
DELIVERS 2023 THIRD-QUARTER REPORTED DILUTED EPS OF $1.32
AND ADJUSTED DILUTED EPS OF $1.67, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 20.3%;
TARGETS 2023 FULL-YEAR REPORTED DILUTED EPS OF $4.95 TO $4.98 AND ADJUSTED DILUTED EPS OF $6.05 TO $6.08, REPRESENTING INCREASED CURRENCY-NEUTRAL GROWTH OUTLOOK OF 10.0% TO 10.5%

STAMFORD, CT, October 19, 2023 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2023 third-quarter and nine-month year-to-date results. Further explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 19, 2023, and at www.pmi.com/2023Q3earnings.
2023 THIRD-QUARTER HIGHLIGHTS

	Third-Quarter
		Change vs. Q3 2022
	Amount	Reported	Adjusted
Total Cig. & HTU Shipment Volume (units bn)	193.6	2.2%
HTU Shipment Volume (units bn)	32.5	18.0%
Oral Product Shipment Volume (mn cans) (1)	209.0	+100%	19.4%	(2)
Net Revenues ($ bn)	$9.1	13.8%	9.3%	(3)
Smoke-Free Product Net Revenues ($ bn)	$3.3	35.6%	16.5%	(3)
- % of Total Net Revenues	36.2%	5.8pp
Operating Income ($ bn)	$3.4	13.5%	11.3%	(3)
Diluted Earnings per Share	$1.32	(1.5)%
Adjusted Diluted Earnings per Share	$1.67		20.3%	(4)
(1) Excludes snuff, snuff leaf and U.S. chew (2) On a pro forma basis (including Swedish Match in all periods) (3) On an organic basis (4) Excluding currency
•Reported net revenues up by 16.4%, excluding currency
•Combustible tobacco net revenue growth of 4.3%; growth of 6.2% on an organic basis, driven by pricing of 9.0%
•Market share for HTUs in IQOS markets up by 1.2 points to 9.0%
•Adjusted in-market sales volume for HTUs, which excludes the net unfavorable impact of estimated distributor and wholesaler inventory movements, up by an estimated 14.4%

•Total IQOS users at quarter-end estimated at approximately 27.4 million (up by 0.2 million versus June 2023, reflecting normal seasonal quarterly trends), of which approximately 19.7 million had switched to IQOS and stopped smoking
•ZYN nicotine pouch (NP) shipment volume in the U.S. of 105.4 million cans, representing growth of 65.7% versus third-quarter 2022 Swedish Match shipments of 63.6 million cans
•Increased regular quarterly dividend by 2.4% to $1.30 per share, or an annualized rate of $5.20 per share
"We delivered a very strong performance in the third quarter, surpassing $9 billion in quarterly net revenues for the first time and generating record quarterly adjusted diluted EPS of $1.67, representing currency-neutral growth of 20.3%," said Jacek Olczak, Chief Executive Officer.
"This reflects continued excellent business momentum, driven by strong IQOS performance, resilient combustible trends and the exceptional growth of ZYN -- which has surpassed our expectations yet again."
"As a result of our strong year-to-date delivery, we are raising our full-year growth outlook for adjusted diluted EPS to a range of 10.0% to 10.5%, excluding currency."
2023 THIRD-QUARTER SUMMARY
Net revenues increased by 9.3% on an organic basis, driven by total cigarette and HTU shipment volume growth of 2.2% (reflecting growth of 18.0% for HTUs and a decline of 0.5% for cigarettes), the favorable product mix impact of smoke-free products, and combustible tobacco pricing of 9%.
Adjusted operating income increased by 11.3% on an organic basis, reflecting a sequential acceleration as supply chain disruptions and ILUMA-related factors continued to dissipate, coupled with the favorable underlying dynamics of the company's shift to smoke-free products. Adjusted operating income margin of 40.8% increased by 1.4 points sequentially versus the second quarter.
Adjusted diluted EPS of $1.67 increased by 20.3%, excluding currency, driven primarily by the organic growth in adjusted operating income, as well as the results of the Swedish Match business and its strong performance led by ZYN in the U.S.

	Third-Quarter
	2023	2022	Currency	Var. excl. Currency
Reported Diluted EPS	$ 1.32	$ 1.34	$ (0.17)	11.2%
Income tax impact associated with Swedish Match AB financing	0.09	—
Impairment of goodwill and other intangibles	—	0.06
Amortization of intangibles (1)	0.10	0.02
Charges related to the war in Ukraine	0.01	—
Costs associated with Swedish Match AB offer	—	0.11
Termination of agreement with Foundation for a Smoke-Free World	0.07	—
Fair value adjustment for equity security investments	(0.03)	—
Tax items (2)	0.11	—
Adjusted Diluted EPS	$ 1.67	$ 1.53	$ (0.17)	20.3%

(1) 2023 amount includes $0.06 related to Swedish Match AB purchase price allocation adjustment
(2) 2023 Tax items relate to the unilateral suspension of certain Russian double tax treaties by the Russian government

2023 FULL-YEAR FORECAST

	Full-Year
	2023 Forecast			2022	Growth

Reported Diluted EPS	$4.95	-	$4.98	$ 5.81

Adjustments:
Asset impairment and exit costs	0.06			—
Termination of distribution arrangement in the Middle East	0.04			—
Income tax impact associated with Swedish Match AB financing	0.03			(0.13)
Amortization of intangibles (1)	0.24			0.09
Impairment of goodwill and other intangibles	0.44			0.06
Costs associated with Swedish Match AB offer	—			0.06
Charges related to the war in Ukraine	0.01			0.08
Swedish Match AB acquisition accounting related item	0.01			0.06
Termination of agreement with Foundation for a Smoke-Free World	0.07			—
South Korea indirect tax charge	0.11			—
Fair value adj. for equity security investments	(0.02)			(0.02)
Tax items (2)	0.11			(0.03)
Total Adjustments	1.10			0.17

Adjusted Diluted EPS	$6.05	-	$6.08	$ 5.98
Less: Currency	(0.53)
Adjusted Diluted EPS, excluding currency	$6.58	-	$6.61	$ 5.98	10.0%	-	10.5%

(1) 2023 amount includes $0.08 related to Swedish Match AB purchase price allocation adjustment
(2) 2023 Tax items relate to the unilateral suspension of certain Russian double tax treaties by the Russian government
Reported diluted EPS is forecast to be in a range of $4.95 to $4.98, at prevailing exchange rates, versus reported diluted EPS of $5.81 in 2022. The change versus the company's prior forecast of $5.19 to $5.28 primarily reflects: a tax charge related to the unilateral suspension of certain Russian double tax treaties by the Russian government, an income tax impact associated with the Swedish Match financing, higher amortization of intangibles related to purchase price allocation adjustments for the Swedish Match acquisition, and costs related to the termination of the company's pledge agreement with the Foundation for a Smoke-Free World, partly offset by better business performance. The above items primarily relate to the third quarter of 2023.
Excluding a total 2023 adjustment of $1.10 per share and an adverse currency impact, at prevailing exchange rates, of $0.53 per share (compared to $0.50 per share previously), this forecast represents a projected increase of 10.0% to 10.5% versus adjusted diluted EPS of $5.98 in 2022, as outlined in the above table. This compares to a projected increase of 8.0% to 9.5% on the same basis per the company's prior full-year 2023 forecast provided on September 28, 2023.
2023 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline for cigarettes and HTUs, excluding China and the U.S., of 1.5% to 2.0%, compared to 0.5% to 1.5% previously;

•Total cigarette and HTU shipment volume growth for PMI of 1.0% to 1.5%, compared to 'up to +1%' previously;
•HTU shipment volume within the lower half of the company's previous 125-to-130-billion-unit range (compared to around the middle of the range previously), reflecting the impact of a further delayed market launch in Taiwan, very limited growth in Russia and Ukraine, as well as some uncertainty related to inventory levels in the Europe Region, as trade partners adjust to the upcoming HTU flavor ban in the EU;
•Nicotine pouch shipment volume of 390 to 410 million cans (compared to 370 to 400 million cans previously), reflecting the continued outstanding growth of ZYN in the U.S.;
•A cigarette shipment volume decline of approximately 1.0% to 2.0%, compared to 1.5% to 2.5% previously;
•Net revenue growth of around 8.0% on an organic basis, compared to approximately 7.5% to 8.5% previously;
•An adjusted operating income margin decline of 50 to 150 basis points on an organic basis, with the decline likely toward the upper (150 basis point) end of the range, notably due to the factors outlined in PMI's second-quarter 2023 results on July 20, 2023;
•Incremental investments to drive future growth, including the commercialization of ILUMA and around $150 million with a broadly even split between the U.S. and the Wellness and Healthcare segment;
•Wellness and Healthcare segment net revenues of around $300 million (including smoking cessation products), with an adjusted operating loss of around $150 million, primarily due to investments in research and development;
•No contribution from any potential favorable court ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022 (see PMI's first-quarter 2023 press release from April 20, 2023, for additional detail). PMI currently expects to have greater visibility on the outcome around the end of the year;
•The contribution of the company's operations in Russia and Ukraine for the entire year;
•Full-year amortization and impairment of acquired intangibles of $0.68 per share, which includes amortization related to the Swedish Match acquisition based on preliminary purchase price allocation that may be subject to change;
•A full year’s net positive earnings contribution from Swedish Match including related interest expense, with Swedish Match included in PMI's organic performance as of November 11, 2023;
•Net financing costs of around $1.1 billion, compared to $1.2 billion previously;
•An effective tax rate, excluding discrete tax events, of approximately 20.5% to 21.5%;
•Operating cash flow of around $10 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.3 billion, partly reflecting increased investments behind smoke-free product manufacturing capacity, including for ILUMA consumables and Swedish Match's portfolio; and
•No share repurchases in 2023.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

War in Ukraine
In Ukraine, PMI's main priority remains the safety and security of its employees and their families in the country. The company continues commercial activities in select locations where safety allows, in order to provide product availability and service to adult consumers, and supplies the market from production centers outside Ukraine, as well as through a contract manufacturing arrangement. Production at the company's factory in Kharkiv remains suspended. On June 20, 2023, PMI announced the investment of $30 million in a new production facility in the Lviv region, in Western Ukraine. Preparatory work for the facility began in July 2023 and production is expected to commence in the first quarter of 2024. As of September 30, 2023, PMI's Ukrainian operations had approximately $0.5 billion in total assets, excluding intercompany balances.
PMI is continuously assessing the evolving situation in Russia. This includes recent regulatory constraints in the market entailing very complex terms and conditions that must be met for any divestment transaction to be granted approval by the authorities, and restrictions resulting from international regulations. As of September 30, 2023, PMI's Russian operations had approximately $2.4 billion in total assets, excluding intercompany balances, of which approximately $0.7 billion consisted of cash and equivalents held mostly in local currency (Russian rubles).
Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 19, 2023. Access the call at www.pmi.com/2023Q3earnings.
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Third-Quarter
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 2.3% in the third quarter, reflecting declines in the South & Southeast Asia, Commonwealth of Independent States, and Middle East & Africa (SSEA, CIS & MEA) Region, the Europe Region and the Americas Region, partly offset by an increase in the East Asia, Australia & PMI Duty Free (EA, AU & PMI DF) Region, as described in the Regional sections.
Nine Months Year-to-Date
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 1.6% in the first nine months, reflecting declines in the SSEA, CIS & MEA Region, the Europe Region and the Americas Region, partly offset by an increase in the EA, AU & PMI DF Region, as described in the Regional sections.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Third-Quarter			Nine Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	161,137	161,966	(0.5)%	461,855	467,882	(1.3)%
Heated Tobacco Units	32,471	27,508	18.0%	91,291	77,148	18.3%
Total Cigarettes and HTUs	193,608	189,474	2.2%	553,146	545,030	1.5%

PMI Oral Products (1)	Third-Quarter			Nine Months Year-to-Date
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches	114.6	0.8	+100%	295.4	2.7	+100%
Snus	60.3	4.4	+100%	178.5	12.0	+100%
Moist Snuff	33.2	—	—%	102.5	—	—%
Other	0.9	—	—%	3.3	—	—%
Total Oral Products	209.0	5.2	+100%	579.8	14.7	+100%
(1) Excluding snuff, snuff leaf and U.S. chew
Note: Sum may not foot due to roundings.

Third-Quarter

PMI's total cigarette and HTU shipment volume increased by 2.2%, reflecting an 18.0% increase in HTU shipments across all regions, partly offset by a 0.5% decline in cigarette shipments (due to the Europe Region, the EA, AU & PMI DF Region and the Americas Region, partially offset by the SSEA, CIS & MEA Region). Cigarette shipment volume for Marlboro decreased by 1.6% to 63.0 billion units, due primarily to the Philippines.
PMI’s total oral product shipment volume increased by +100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 19.4%, primarily reflecting growth in nicotine pouches (particularly in the U.S.), partly offset by a decline for snus (mainly in Scandinavia). Swedish Match's total oral product shipment volume increased by 20.5% versus its corresponding shipments in the third quarter of 2022.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements (primarily driven by HTUs), PMI’s total in-market sales for cigarettes and HTUs increased by 0.8%, reflecting 10.2% growth for HTUs, partly offset by a decline of 0.7% for cigarettes. The net favorable impact of estimated distributor inventory movements for HTUs was driven primarily by Japan (primarily reflecting the shift from air to sea freight).
Adjusted in-market sales for HTUs increased by 14.4%, including growth in Europe of 16.1%, Japan of 11.7% and limited growth in Russia and Ukraine; excluding these two markets, adjusted in-market sales for HTUs increased by 15.7%.
Nine Months Year-to-Date

PMI's total cigarette and HTU shipment volume increased by 1.5%, reflecting an 18.3% increase in HTU shipments across all regions, partly offset by a 1.3% decline in cigarette shipments (due to the Europe, EA, AU & PMI DF, and Americas Regions, partly offset by the SSEA, CIS & MEA Region). Cigarette shipment volume for Marlboro decreased by 2.3% to 179.8 billion units, due primarily to the Philippines.
PMI’s total oral product shipment volume increased by +100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 14.4%, primarily reflecting the same factors as in the quarter. Swedish Match's total oral product shipment volume increased by 15.4% versus its corresponding shipments in the first nine months of 2022.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements (primarily driven by HTUs), PMI’s total in-market sales for cigarettes and HTUs increased by 0.9%, reflecting 12.8% growth for HTUs, partly offset by a decline of 1.1% for cigarettes. The net favorable impact of estimated distributor inventory movements for HTUs was driven primarily by Japan (partly reflecting a favorable comparison due to HTU capacity constraints in the prior year period), partially offset by Italy.
Adjusted in-market sales for HTUs increased by 15.2%, including growth in Europe of 19.3% and Japan of 14.9%. Excluding Russia and Ukraine, adjusted in market sales for HTUs increased by 17.9%.
International Share of Market - Cigarettes and HTUs

	Third-Quarter			Nine Months Year-to-Date
	2023	2022	Change (pp)	2023	2022	Change (pp)

Total International Market Share (1)	28.9%	28.0%	0.9	28.3%	27.6%	0.7
Cigarettes	24.3%	23.9%	0.4	23.7%	23.6%	0.1
HTU	4.6%	4.1%	0.5	4.6%	4.0%	0.6

Cigarette over Cigarette Market Share (2)	25.9%	25.3%	0.6	25.2%	24.9%	0.3
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan

CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2023	2022	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,141	$ 8,032	13.8%		9.3%	1,109	(209)	568	513	265	(28)

Cost of Sales (1)	(3,165)	(2,935)	(7.8)%		(3.6)%	(230)	5	(129)	—	(199)	93
Marketing, Administration and Research Costs (2)	(2,606)	(2,129)	(22.4)%		(4.5)%	(477)	(83)	(299)	—	—	(95)

Operating Income	$ 3,370	$ 2,968	13.5%		18.5%	402	(287)	140	513	66	(30)
Impairment of Goodwill and Other Intangibles	—	(112)	+100%		+100%	112	—	—	—	—	112
Amortization of Intangibles	(205)	(27)	-(100)%		(11.1)%	(178)	—	(175)	—	—	(3)
Charges related to the war in Ukraine	(19)	(6)	-(100)%		-(100)%	(13)	—	—	—	—	(13)
Costs associated with Swedish Match AB offer	—	(217)	+100%		+100%	217	—	—	—	—	217
Termination of agreement with Foundation for a Smoke-Free World	(140)	—	—%		—%	(140)	—	—	—	—	(140)
Adjusted Operating Income	$ 3,734	$ 3,330	12.1%		11.3%	404	(287)	315	513	66	(203)

Adjusted Operating Income Margin	40.8%	41.5%	(0.7)pp	0.7	pp
(1) Includes $10 million in 2023 and $153 million in 2022 related to the special items below.
(2) Includes $354 million in 2023 and $209 million in 2022 related to the special items below.
Net revenues increased by 9.3% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher HTU volume and favorable cigarette mix, partially offset by lower cigarette volume.
Adjusted operating income increased by 11.3% on an organic basis, mainly reflecting: the favorable pricing variance; and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable cigarette mix; partially offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages).

Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 26,127	$ 23,610	10.7%	7.4%	2,517	(1,034)	1,814	1,309	614	(186)
Termination of distribution arrangement in the Middle East	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 26,207	$ 23,610	11.0%	7.7%	2,597	(1,034)	1,814	1,309	614	(106)

Net Revenues	$ 26,127	$ 23,610	10.7%	7.4%	2,517	(1,034)	1,814	1,309	614	(186)

Cost of Sales (1)	(9,431)	(8,191)	(15.1)%	(10.3)%	(1,240)	206	(605)	—	(652)	(189)
Marketing, Administration and Research Costs (2)	(8,029)	(6,097)	(31.7)%	(22.6)%	(1,932)	56	(612)	—	—	(1,376)

Operating Income	$ 8,667	$ 9,322	(7.0)%	(5.1)%	(655)	(772)	597	1,309	(38)	(1,751)
Asset Impairment & Exit Costs	(109)	—	—%	—%	(109)	—	—	—	—	(109)
Termination of distribution arrangement in the Middle East (3)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Impairment of Goodwill and Other Intangibles	(680)	(112)	-(100)%	-(100)%	(568)	—	—	—	—	(568)
Amortization of Intangibles	(368)	(101)	-(100)%	6.9%	(267)	—	(274)	—	—	7
Charges related to the war in Ukraine	(19)	(128)	85.2%	85.2%	109	—	—	—	—	109
Costs associated with Swedish Match AB offer	—	(269)	+100%	+100%	269	—	—	—	—	269
Swedish Match AB acquisition accounting related items	(18)	—	—%	—%	(18)	—	(18)	—	—	—
South Korea Indirect Tax Charge	(204)	—	—%	—%	(204)	—	—	—	—	(204)
Termination of agreement with Foundation for a Smoke-Free World	(140)	—	—%	—%	(140)	—	—	—	—	(140)
Adjusted Operating Income	$ 10,285	$ 9,932	3.6%	2.4%	353	(772)	889	1,309	(38)	(1,035)

Adjusted Operating Income Margin	39.2%	42.1%	(2.9)pp	(2.1)pp
(1) Includes $72 million in 2023 and $199 million in 2022 related to the special items below.
(2) Includes $1,466 million in 2023 and $411 million in 2022 related to the special items below.
(3) Included in Net Revenues above.
Adjusted net revenues increased by 7.7% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing; and favorable volume/mix, mainly driven by higher HTU volume and favorable cigarette mix, partially offset by lower cigarette volume and unfavorable HTU mix; partly offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Adjusted operating income increased by 2.4% on an organic basis, mainly reflecting: the favorable pricing variance; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and lower commercial investments in the prior year period); higher manufacturing costs (primarily due to inflationary impacts, notably related to direct materials, tobacco leaf and energy, partly offset by productivity); and the impact of lower fees for certain distribution rights, as noted for net revenues. Volume/mix was slightly unfavorable, mainly reflecting lower cigarette volume, as well as unfavorable HTU and cigarette mix, largely offset by higher HTU volume.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by 2.9% to 146.3 billion units, reflecting a 4.5% decline for cigarettes, partly offset by a 13.9% increase for HTUs. The decrease in the estimated total market was notably due to France (down by 10.6%), Germany (down by 4.7%) and the UK (down by 17.6%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region decreased by 1.4% to 411.6 billion units, reflecting a 3.2% decline for cigarettes, partly offset by a 16.6% increase for HTUs. The decrease in the estimated total market was notably due to the Czech Republic (down by 9.0%), France (down by 8.4%), Germany (down by 2.3%) and the UK (down by 15.1%).

Europe Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2023	2022	% / pp	2023	2022	% / pp
PMI Shipment Volume (million units)
Cigarettes	43,365	45,304	(4.3)%	126,263	131,319	(3.9)%
Heated Tobacco Units	13,155	11,685	12.6%	34,959	32,496	7.6%
Total Europe	56,520	56,989	(0.8)%	161,222	163,815	(1.6)%

PMI Market Share
Cigarettes	30.4%	30.8%	(0.4)	30.4%	31.3%	(0.9)
Heated Tobacco Units	8.6%	7.5%	1.1	8.8%	7.5%	1.3
Total Europe	39.0%	38.2%	0.8	39.1%	38.8%	0.3
Note: Sum may not foot due to roundings.
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 0.8% to 56.5 billion units, mainly due to France (down by 22.5%; or by 12.9% excluding the net unfavorable impact of estimated distributor inventory movements) and Germany (down by 5.4%), partly offset by Italy (up by 4.0%; or down by 0.5% excluding the net favorable impact of estimated distributor inventory movements) and Ukraine (up by 16.4%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 16.1% in the quarter, reflecting the strong continued growth momentum for IQOS (including in Poland, where adjusted in-market sales volume for HTUs increased by 11.7%).

PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.1 points, or by 1.3 points on an adjusted basis.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 1.6% to 161.2 billion units, mainly due to Germany (down by 6.0%, or by 1.5% excluding the net unfavorable impact of estimated wholesaler inventory movements) and Italy (down by 5.1%; or by 0.5% excluding the net unfavorable impact of estimated distributor inventory movements), partly offset by Poland (up by 9.0%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 19.3% in the first nine months, including growth in Germany and Italy of 33.6% and 16.3%, respectively.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.3 points, or by 1.5 points on an adjusted basis.
Financial Summary
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,672	$ 3,272	12.2%	6.1%	400	202	—	176	22	—

Operating Income	$ 1,708	$ 1,415	20.7%	11.9%	293	124	—	176	11	(18)
Adjustments (1)	(89)	(115)	22.6%	22.6%	26	—	—	—	—	26
Adjusted Operating Income	$ 1,797	$ 1,530	17.5%	9.3%	267	124	—	176	11	(44)

Adjusted Operating Income Margin	48.9%	46.8%	2.1pp	1.4pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 6.1% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume, as well as unfavorable cigarette and HTU mix.
Adjusted operating income increased by 9.3% on an organic basis, primarily reflecting: the favorable pricing variance; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts). Volume/mix was slightly favorable, mainly reflecting higher HTU volume and favorable device mix, largely offset by lower cigarette volume, as well as unfavorable HTU and cigarette mix.

Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,984	$ 9,805	1.8%	1.9%	179	(6)	—	353	(168)	—

Operating Income	$ 4,446	$ 4,447	—%	(1.5)%	(1)	64	—	353	(225)	(193)
Adjustments (1)	(158)	(280)	43.6%	43.6%	122	—	—	—	—	122
Adjusted Operating Income	$ 4,604	$ 4,727	(2.6)%	(4.0)%	(123)	64	—	353	(225)	(315)

Adjusted Operating Income Margin	46.1%	48.2%	(2.1)pp	(2.8)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 1.9% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing (primarily in the first-half of 2023 related to the supplemental tax surcharge in Germany) and lower device pricing; partially offset by unfavorable volume/mix, mainly due to lower cigarette volume, as well as unfavorable HTU and cigarette mix, partly offset by higher HTU volume and favorable device mix.
Adjusted operating income decreased by 4.0% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; higher marketing, administration and research costs (mainly due to inflationary impacts and lower commercial investments in the prior year period); and higher manufacturing costs (primarily due to inflationary impacts); partly offset by the favorable pricing variance.
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by around 3%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Bangladesh (down by 7.3%), Egypt (down by 29.3%), Indonesia (down by 3.9%), Pakistan (down by 28.5%) and the Philippines (down by 19.4%), partly offset by Turkey (up by 24.3%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region decreased by around 2%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Egypt (down by 20.6%), Indonesia (down by 5.0%), Pakistan (down by 37.8%) and the Philippines (down by 20.4%), partly offset by Turkey (up by 18.0%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	89,398	86,495	3.4%	250,344	247,106	1.3%
Heated Tobacco Units	6,088	5,830	4.4%	17,388	16,485	5.5%
Total SSEA, CIS & MEA	95,486	92,325	3.4%	267,732	263,591	1.6%
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 3.4% to 95.5 billion units, mainly driven by Egypt (up by 28.0%) and Turkey (up by 27.6%), partly offset by the Philippines (down by 26.6%).
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 1.6% to 267.7 billion units, mainly driven by Algeria (up by 24.1%), Egypt (up by 19.3%) and Turkey (up by 24.5%), partly offset by Indonesia (down by 3.9%), Pakistan (down by 44.3%) and the Philippines (down by 26.4%).
Financial Summary
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,777	$ 2,822	(1.6)%	12.6%	(45)	(401)	—	265	118	(27)

Operating Income	$ 801	$ 1,086	(26.2)%	1.9%	(285)	(306)	—	265	(74)	(170)
Adjustments (1)	(49)	(67)	26.9%	26.9%	18	—	—	—	—	18
Adjusted Operating Income	$ 850	$ 1,153	(26.3)%	0.3%	(303)	(306)	—	265	(74)	(188)

Adjusted Operating Income Margin	30.6%	40.9%	(10.3)pp	(4.5)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 12.6% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by favorable cigarette mix.
Adjusted operating income increased by 0.3% on an organic basis, primarily reflecting: the favorable pricing variance, largely offset by higher marketing, administration and research costs; higher manufacturing costs (primarily due to inflationary impacts); and unfavorable volume/mix, mainly due to an unfavorable cigarette volume impact and unfavorable cigarette mix.

Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,922	$ 7,781	1.8%	11.2%	141	(733)	—	751	303	(180)
Adjustment (1)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 8,002	$ 7,781	2.8%	12.3%	221	(733)	—	751	303	(100)

Net Revenues	$ 7,922	$ 7,781	1.8%	11.2%	141	(733)	—	751	303	(180)

Operating Income	$ 2,371	$ 3,009	(21.2)%	(6.3)%	(638)	(448)	—	751	(188)	(753)
Adjustments (2)	(173)	(94)	(84.0)%	(84.0)%	(79)	—	—	—	—	(79)
Adjusted Operating Income	$ 2,544	$ 3,103	(18.0)%	(3.6)%	(559)	(448)	—	751	(188)	(674)

Adjusted Operating Income Margin	31.8%	39.9%	(8.1)pp	(5.6)pp

(1) Termination of distribution arrangement in the Middle East
(2) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Adjusted net revenues increased by 12.3% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, with HTU pricing also higher; and favorable volume/mix, primarily driven by favorable cigarette mix, as well as higher volume for HTUs and devices, partly offset by an unfavorable cigarette volume impact; partially offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Adjusted operating income decreased by 3.6% on an organic basis, primarily reflecting: higher marketing, administration and research costs; higher manufacturing costs (primarily due to inflationary impacts); unfavorable volume/mix, mainly due to an unfavorable cigarette volume impact and unfavorable cigarette mix, partly offset by higher HTU volume; and the impact of lower fees for certain distribution rights, as noted for net revenues; partially offset by the favorable pricing variance.
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by around 1%, reflecting growth for HTUs, largely offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 35.7%), partly offset by Japan (down by 1.0%) and South Korea (down by 3.0%).

Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by around 2%, reflecting growth for HTUs, partly offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 40.0%), partly offset by Australia (down by 14.9%), South Korea (down by 1.3%) and Taiwan (down by 4.2%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	12,941	13,501	(4.1)%	39,402	41,916	(6.0)%
Heated Tobacco Units	13,099	9,868	32.7%	38,561	27,828	38.6%
Total EA, AU & PMI DF	26,040	23,369	11.4%	77,963	69,744	11.8%
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 11.4% to 26.0 billion units, mainly driven by Japan (up by 17.6%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 14.1% in the quarter, including growth in Japan of 11.7%.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 11.8% to 78.0 billion units, mainly driven by Japan (up by 19.0%) and International Duty Free (up by 12.0%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 16.0% in the first nine months, including growth in Japan of 14.9%.
Financial Summary
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,571	$ 1,407	11.7%	15.3%	164	(51)	—	36	179	—

Operating Income	$ 753	$ 533	41.3%	54.0%	220	(68)	—	36	170	82
Adjustments (1)	(28)	(46)	39.1%	39.1%	18	—	—	—	—	18
Adjusted Operating Income	$ 781	$ 579	34.9%	46.6%	202	(68)	—	36	170	64

Adjusted Operating Income Margin	49.7%	41.2%	8.5pp	11.1pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 15.3% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume; and a favorable pricing variance, driven by higher combustible tobacco pricing.

Adjusted operating income increased by 46.6% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by the same factors as for net revenues; and lower supply chain costs (primarily related to Japan).
Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,771	$ 4,458	7.0%	15.0%	313	(354)	—	73	594	—

Operating Income	$ 1,920	$ 1,746	10.0%	27.9%	174	(313)	—	73	459	(45)
Adjustments (1)	(254)	(59)	-(100)%	-(100)%	(195)	—	—	—	—	(195)
Adjusted Operating Income	$ 2,174	$ 1,805	20.4%	37.8%	369	(313)	—	73	459	150

Adjusted Operating Income Margin	45.6%	40.5%	5.1pp	8.0pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 15.0% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable smoke-free product mix (for HTUs and devices); and a favorable pricing variance, driven by higher combustible tobacco and device pricing, partly offset by lower HTU (net) pricing (primarily related to Japan).
Adjusted operating income increased by 37.8% on an organic basis, mainly reflecting favorable volume/mix, primarily driven by higher HTU volume and the favorable impact on profitability of lower device volume, partly offset by lower cigarette volume and unfavorable HTU mix; the favorable pricing variance; and lower supply chain costs (primarily related to Japan).
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 2%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 13.1%), Canada (down by 13.9%) and Mexico (down by 4.7%), partly offset by Brazil (up by 11.3%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 1%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 3.9%), Canada (down by 12.9%) and Mexico (down by 6.0%), partly offset by Brazil (up by 9.6%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	15,433	16,666	(7.4)%	45,846	47,541	(3.6)%
Heated Tobacco Units	129	125	3.2%	383	339	13.0%
Total Americas	15,562	16,791	(7.3)%	46,229	47,880	(3.4)%
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 7.3% to 15.6 billion units, mainly due to Argentina (down by 15.8%) and Mexico (down by 7.8%), partly offset by Brazil (up by 7.5%).
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.4% to 46.2 billion units, mainly due to Argentina (down by 6.9%) and Mexico (down by 9.1%), partly offset by Brazil (up by 12.7%).
Financial Summary
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 478	$ 474	0.8%	(7.2)%	4	38	—	21	(54)	(1)

Operating Income	$ 5	$ 85	(94.1)%	(49.4)%	(80)	(38)	—	21	(41)	(22)
Adjustments (1)	(9)	(13)	30.8%	30.8%	4	—	—	—	—	4
Adjusted Operating Income	$ 14	$ 98	(85.7)%	(46.9)%	(84)	(38)	—	21	(41)	(26)

Adjusted Operating Income Margin	2.9%	20.7%	(17.8)pp	(8.9)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.

Net revenues decreased by 7.2% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix; partly offset by a favorable pricing variance, driven by higher combustible tobacco pricing.
Adjusted operating income decreased by 46.9% on an organic basis, mainly reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher marketing, administration and research costs (including incremental investments in the U.S. in preparation for smoke-free product commercialization); partly offset by the favorable pricing variance.

Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,399	$ 1,367	2.3%	(2.1)%	32	61	—	94	(115)	(8)

Operating Income	$ 141	$ 336	(58.0)%	(36.0)%	(195)	(74)	—	94	(84)	(131)
Adjustments (1)	(18)	(19)	5.3%	5.3%	1	—	—	—	—	1
Adjusted Operating Income	$ 159	$ 355	(55.2)%	(34.4)%	(196)	(74)	—	94	(84)	(132)

Adjusted Operating Income Margin	11.4%	26.0%	(14.6)pp	(8.6)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues decreased by 2.1% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix; partly offset by a favorable pricing variance, driven by higher combustible tobacco pricing.
Adjusted operating income decreased by 34.4% on an organic basis, mainly reflecting: higher marketing, administration and research costs (notably reflecting the same factors as in the quarter); unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher manufacturing costs; partly offset by the favorable pricing variance.
SWEDISH MATCH
PMI Shipment Commentary

Swedish Match Oral Product Shipment Volume (1)	Third-Quarter			Nine Months Year-to-Date
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches
U.S.	105.4	—	—%	268.5	—	—%
Scandinavia	7.5	—	—%	21.6	—	—%
Other	1.3	—	—%	3.6	—	—%
Total Nicotine Pouches	114.2	—	—%	293.8	—	—%

Snus
Scandinavia	55.2	—	—%	162.6	—	—%
Other	1.4	—	—%	5.2	—	—%
Total Snus	56.6	—	—%	167.8	—	—%

Moist Snuff	33.2	—	—%	102.5	—	—%

Other	0.9	—	—%	3.3	—	—%

Total Oral Products	204.9	—	—%	567.4	—	—%
(1) Excluding U.S. chew

Volume comparisons versus Swedish Match's 2022 results reflect data sourced from its disclosures, available at www.swedishmatch.com/investors.
Third-Quarter
Swedish Match's total shipment volume for oral products increased by 20.5% versus its corresponding shipments of 170.0 million cans in the third quarter of 2022.
Nicotine pouch shipment volume increased by 58.8% compared to Swedish Match's third-quarter 2022 shipment volume of 71.9 million cans, mainly driven by 65.7% growth for ZYN in the U.S. -- an outstanding performance that reflected continued broad strength across the country. In Scandinavia, shipment volume for nicotine pouches grew by 2.8%.
Shipment volume for snus declined by 11.6% compared to Swedish Match's third-quarter 2022 shipment volume of 64.0 million cans. The decrease was primarily due to Scandinavia, mainly reflecting the comparison versus a strong total market in the prior year period.
Nine Months Year-to-Date
Swedish Match's total shipment volume for oral products increased by 15.4% versus its corresponding shipments of 491.9 million cans in the first nine months of 2022.
Nicotine pouch shipment volume increased by 50.3% compared to Swedish Match's September year-to-date 2022 shipment volume of 195.4 million cans, reflecting 55.9% growth for ZYN in the U.S. In Scandinavia, shipment volume for nicotine pouches grew by 7.1%.
Shipment volume for snus declined by 12.4% compared to Swedish Match's September year-to-date 2022 shipment volume of 191.7 million cans.
Swedish Match's performance in the September year-to-date period primarily reflected the same factors as in the quarter, coupled with the impact of excise tax and price increases on snus in Scandinavia in the first quarter (including related inventory movements).

Swedish Match Combustible Product Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigars	334.3	—	—%	1,241.4	—	—%
Third-Quarter
Cigar shipment volume declined by 21.3% compared to Swedish Match's third-quarter 2022 cigar shipment volume of 424.6 million units, primarily due to the impact of industry pricing effects.
Nine Months Year-to-Date
Cigar shipment volume declined by 7.3% compared to Swedish Match's September year-to-date 2022 cigar shipment volume of 1,339.7 million units, mainly due to the same factor as in the quarter.

Financial Summary
The segment's third-quarter results include the impact of financial statement presentation reclassifications recorded on a year-to-date basis primarily associated with the alignment of accounting policies related to the company's post-acquisition evaluation of sales incentives, excise taxes and acquired contracts. Net revenues were unfavorably impacted by these reclassifications, some of which are associated with the first and second quarter of 2023. These reclassifications are not material to the condensed consolidated results of the current period or the period in which they relate.
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 568	$ —	—%	—%	568	—	568	—	—	—

Operating Income	$ 140	$ —	—%	—%	140	—	140	—	—	—
Adjustments (1)	(175)	—	—%	—%	(175)	—	(175)	—	—	—
Adjusted Operating Income	$ 315	$ —	—%	—%	315	—	315	—	—	—

Adjusted Operating Income Margin	55.5%	n/a	—pp	—pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
PMI recorded net revenues of $568 million in the Swedish Match segment for the quarter. Compared to Swedish Match's third-quarter 2022 results, net revenues increased by 21.6%, excluding currency and the impact of accounting reclassifications. This was mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S.
PMI recorded adjusted operating income of $315 million in the segment, reflecting an adjusted operating income margin of 55.5%.

Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,814	$ —	—%	—%	1,814	—	1,814	—	—	—

Operating Income	$ 597	$ —	—%	—%	597	—	597	—	—	—
Adjustments (1)	(292)	—	—%	—%	(292)	—	(292)	—	—	—
Adjusted Operating Income	$ 889	$ —	—%	—%	889	—	889	—	—	—

Adjusted Operating Income Margin	49.0%	n/a	—pp	—pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
PMI recorded net revenues of $1.8 billion in the Swedish Match segment in the September year-to-date period, with smoke-free products accounting for over 80% of the segment's total net revenues. Compared to Swedish Match's 2022 results for the same period, net revenues increased by 18.1%, excluding currency and the impact of accounting reclassifications. This was mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S., as well as higher pricing for cigars.
PMI recorded adjusted operating income of $889 million in the segment, reflecting an adjusted operating income margin of 49.0%.
WELLNESS AND HEALTHCARE
The operating results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Financial Summary
Third-Quarter

Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 75	$ 57	31.6%	26.3%	18	3	—	15	—	—

Operating Income / (Loss)	$ (37)	$ (151)	75.5%	74.8%	114	1	—	15	—	98
Adjustments (1)	(14)	(121)	88.4%	88.4%	107	—	—	—	—	107
Adjusted Operating Income / (Loss)	$ (23)	$ (30)	23.3%	20.0%	7	1	—	15	—	(9)

Adjusted Operating Income / (Loss) Margin	(30.7)%	(52.6)%	21.9pp	19.3pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.

Net revenues increased by 26.3% on an organic basis, notably reflecting higher net revenues for smoking cessation products and select inhalation products.
The adjusted operating loss of $23 million was primarily due to investments in research and development.
Nine Months Year-to-Date

Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 237	$ 199	19.1%	20.1%	38	(2)	—	38	—	2

Operating Income / (Loss)	$ (808)	$ (216)	-(100)%	-(100)%	(592)	(1)	—	38	—	(629)
Adjustments (1)	(723)	(158)	-(100)%	-(100)%	(565)	—	—	—	—	(565)
Adjusted Operating Income / (Loss)	$ (85)	$ (58)	(46.6)%	(44.8)%	(27)	(1)	—	38	—	(64)

Adjusted Operating Income / (Loss) Margin	(35.9)%	(29.1)%	(6.8)pp	(6.0)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated October 19, 2023, for additional detail.
Net revenues increased by 20.1% on an organic basis, notably reflecting the same factors as in the quarter.
The adjusted operating loss of $85 million was primarily due to investments in research and development.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products. As of September 30, 2023, PMI's smoke-free products were available for sale in 82 markets, and PMI estimates that approximately 19.7 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 36.2% of PMI’s total third-quarter 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies.

Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, Quarterly Report on Form 10-Q for the second quarter ended June 30, 2023, and Quarterly Report on Form 10-Q for the third quarter ended September 30, 2023, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated October 19, 2023, and at www.pmi.com/2023Q3earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	668.3	684.2	(2.3)	193.6	189.5	2.2	161.1	162.0	(0.5)	32.5	27.5	18.0	28.9	28.0	0.9	4.6	4.1	0.5

Europe
France	7.6	8.5	(10.6)	2.7	3.5	(22.5)	2.6	3.4	(22.3)	—	0.1	(34.7)	42.2	43.3	(1.1)	0.7	0.7	—
Germany (3)	19.3	20.2	(4.7)	6.9	7.3	(5.4)	6.0	6.6	(8.2)	0.9	0.7	19.2	38.4	38.3	0.1	4.9	3.7	1.2
Italy	19.5	19.4	0.3	10.4	10.0	4.0	6.8	7.2	(5.5)	3.6	2.8	28.8	53.4	53.9	(0.5)	16.0	13.7	2.3
Poland	15.2	15.4	(1.3)	6.5	6.2	4.3	5.2	4.7	9.1	1.3	1.5	(10.7)	42.7	40.4	2.3	8.7	9.7	(1.0)
Spain	11.9	12.4	(4.3)	3.5	3.6	(2.5)	3.1	3.3	(4.4)	0.3	0.3	21.4	29.8	30.6	(0.8)	2.3	1.7	0.6

SSEA, CIS & MEA
Egypt	16.2	23.0	(29.3)	6.4	5.0	28.0	6.1	4.8	28.4	0.2	0.2	20.6	40.2	21.7	18.5	2.0	0.9	1.1
Indonesia	77.9	81.1	(3.9)	22.5	23.3	(3.5)	22.5	23.3	(3.5)	—	—	—	28.9	28.8	0.1	—	—	—
Philippines	10.5	13.0	(19.4)	5.7	7.8	(26.6)	5.6	7.7	(26.8)	0.1	0.1	(10.1)	54.5	59.9	(5.4)	0.5	0.5	—
Russia	55.2	56.4	(2.2)	17.1	17.7	(3.5)	12.9	13.7	(5.7)	4.2	4.0	3.9	31.2	31.7	(0.5)	7.5	7.3	0.2
Turkey	37.5	30.2	24.3	18.9	14.9	27.6	18.9	14.9	27.6	—	—	—	50.5	49.1	1.4	—	—	—

EA, AU & PMI DF
Australia	1.8	2.1	(14.8)	0.7	0.7	(7.5)	0.7	0.7	(7.5)	—	—	—	38.1	35.1	3.0	—	—	—
Japan (2)	38.2	38.6	(1.0)	15.5	13.2	17.6	4.3	4.9	(11.7)	11.2	8.3	35.0	39.5	37.9	1.6	26.5	24.1	2.4
South Korea	18.8	19.4	(3.0)	3.7	3.7	(1.1)	2.4	2.6	(8.4)	1.3	1.2	14.9	19.6	19.0	0.6	7.1	5.9	1.2

Americas
Argentina	6.6	7.6	(13.1)	4.0	4.8	(15.8)	4.0	4.8	(15.8)	—	—	—	61.2	63.2	(2.0)	—	—	—
Mexico	7.7	8.1	(4.7)	4.9	5.3	(7.8)	4.8	5.2	(8.0)	—	—	—	62.9	65.1	(2.2)	0.5	0.4	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share. Historical HTU adjusted in-market sales volume share: Q4, 2022 (4.7%); Q1, 2023 (5.4%); Q2, 2023 (5.4%). Historical total adjusted in-market sales volume share: Q4, 2022 (39.7%); Q1, 2023 (39.4%); Q2, 2023 (39.2%)
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	1,929.9	1,961.1	(1.6)	553.1	545.0	1.5	461.9	467.9	(1.3)	91.3	77.1	18.3	28.3	27.6	0.7	4.6	4.0	0.6

Europe
France	22.7	24.8	(8.4)	10.2	10.8	(5.3)	10.0	10.6	(5.4)	0.2	0.2	(1.2)	42.3	43.7	(1.4)	0.7	0.7	—
Germany (3)	53.0	54.2	(2.3)	19.8	21.1	(6.0)	17.7	19.0	(6.8)	2.2	2.1	1.2	39.0	38.7	0.3	5.2	3.8	1.4
Italy	55.1	55.0	0.1	29.1	30.7	(5.1)	20.8	22.2	(6.4)	8.4	8.5	(1.7)	53.7	54.0	(0.3)	16.8	14.3	2.5
Poland	43.7	42.9	1.7	18.1	16.6	9.0	14.3	13.0	9.8	3.8	3.6	6.1	41.4	38.7	2.7	8.7	8.3	0.4
Spain	33.0	34.0	(2.9)	9.9	10.6	(6.3)	9.2	9.9	(7.7)	0.8	0.7	13.6	29.4	30.3	(0.9)	2.2	1.6	0.6

SSEA, CIS & MEA
Egypt	54.8	69.0	(20.6)	18.1	15.2	19.3	17.4	14.6	18.8	0.7	0.5	31.4	33.3	22.2	11.1	1.6	0.8	0.8
Indonesia	219.1	230.6	(5.0)	63.1	65.6	(3.9)	63.1	65.6	(3.9)	—	—	—	28.8	28.5	0.3	—	—	—
Philippines	32.2	40.4	(20.4)	18.0	24.5	(26.4)	17.8	24.3	(26.6)	0.2	0.2	6.3	56.0	60.6	(4.6)	0.5	0.4	0.1
Russia	152.0	156.7	(3.0)	48.3	48.6	(0.7)	36.5	37.3	(2.3)	11.8	11.3	4.9	31.7	30.9	0.8	7.9	7.6	0.3
Turkey	101.1	85.6	18.0	50.3	40.4	24.5	50.3	40.4	24.5	—	—	—	49.8	47.2	2.6	—	—	—

EA, AU & PMI DF
Australia	5.6	6.6	(14.9)	2.0	2.2	(10.2)	2.0	2.2	(10.2)	—	—	—	35.4	33.6	1.8	—	—	—
Japan (2)	111.1	110.5	0.6	47.0	39.5	19.0	13.9	16.1	(13.6)	33.0	23.3	41.6	39.5	37.5	2.0	26.4	23.4	3.0
South Korea	54.3	55.0	(1.3)	10.6	10.6	0.3	6.8	7.2	(5.8)	3.8	3.4	13.4	19.5	19.2	0.3	7.0	6.1	0.9

Americas
Argentina	21.6	22.5	(3.9)	13.4	14.4	(6.9)	13.4	14.4	(6.9)	—	—	—	61.9	63.9	(2.0)	—	—	—
Mexico	21.2	22.6	(6.0)	13.2	14.5	(9.1)	13.1	14.4	(9.2)	0.1	0.1	10.6	62.2	64.3	(2.1)	0.5	0.4	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%